Exhibit (1)(b)

                           EATON VANCE SERIES TRUST II
               (formerly called Eaton Vance Income Fund of Boston)


                        AMENDMENT TO DECLARATION OF TRUST

     AMENDMENT, to be effective October 20, 2003 to the Amended and Restated Declaration of Trust dated December 14, 1995 (hereinafter called the "Declaration") of Eaton Vance Income Fund of Boston, a Massachusetts business trust (hereinafter called the "Trust") by the undersigned, being at least a majority of the Trustees of the Trust in office.

     WHEREAS, Section 8.4 of Article VIII of the Declaration empowers a majority of the Trustees of the Trust to amend the Declaration without the vote or consent of Shareholders to change the name of the Trust;

     NOW, THEREFORE, the undersigned Trustees do hereby amend the Declaration as of October 20, 2003 in the following manner:


     1. The caption at the head of the Declaration is hereby amended to read as follows:

                           EATON VANCE SERIES TRUST II


     2. Section 1.1 of Article I of the Declaration is hereby amended to read as follows:

                                    ARTICLE I

                              NAME AND DEFINITIONS

Section 1.1. Name. The name of the trust created hereby is Eaton Vance Series Trust II (the "Trust).


     IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument this 20th day of October, 2003.



------------------------                        -----------------------
James B. Hawkes                                 Ronald A. Pearlman


------------------------                        -----------------------
Samuel L. Hayes                                 Norton H. Reamer


------------------------                        -----------------------
William H. Park                                 Lynn A. Stout